Registration No. 333-

As filed with the Securities and Exchange Commission on November 28, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LiveWire Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	87-4730333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3700 West Juneau Avenue

Milwaukee, WI 53208

(Address of Registrant’s principal executive offices)

LiveWire Group, Inc. 2022 Incentive Award Plan

(Full title of the plans)

Jochen Zeitz

Chief Executive Officer

3700 West Juneau Avenue

Milwaukee, WI 53208

(650) 447-8424

(Name, address and telephone number of agent for service)

With copies to:

Ryan Maierson

Jason Morelli

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by LiveWire Group, Inc. (the “Company” and the “Registrant”) for the purpose of registering 38,081,562 shares of the Company’s common stock, par value of $0.0001 per share, issuable under the LiveWire Group, Inc. 2022 Incentive Award Plan (the “2022 Plan”), consisting of (i) 29,293,509 shares of Company common stock initially reserved for issuance under the 2022 Plan and (ii) an additional 8,788,053 shares of Company common stock subject to future awards granted under the 2022 Plan that may again become available for issuance under the 2022 Plan pursuant to the terms of the 2022 Plan.

On September 26, 2022, pursuant to that certain Business Combination Agreement, dated as of December 12, 2021, by and among the Company, a Delaware corporation and a direct, wholly owned subsidiary of AEA-Bridges Impact Corp., a Cayman Islands exempted company, prior to the Domestication (“ABIC”); LW EV Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of LiveWire (“Merger Sub”); Harley-Davidson, Inc., a Wisconsin corporation; and LiveWire EV, LLC (“Legacy LiveWire”), Merger Sub was merged with and into ABIC with ABIC becoming a wholly-owned subsidiary of the Registrant. The Registrant’s Common Stock commenced trading on the New York Stock Exchange under the symbol “LVWR” on September 27, 2022.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Items 1 and 2 of this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by LiveWire Group, Inc., or its predecessor, AEA-Bridges Impact Corp., with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Registrant’s proxy statement/prospectus, dated July 27, 2022, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (File No. 333-262573-01) in connection with the registration statement on Form S-4, as amended (File No. 333-262573-01), originally filed with the Commission on February 7, 2022, which contains ABIC’s audited financial statements for the latest fiscal year for which such statements have been filed and Legacy LiveWire’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the document referred to in (a) above; and

(c)

the description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 26, 2022 (File 001-41511), and any amendment or report filed for the purpose of further updating such description.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation limits the liability of its directors to the fullest extent permitted by the DGCL providing that a director will not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director to the extent so permitted. The amended and restated certificate of incorporation also provides that each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise will be indemnified by the Registrant to the full extent permitted by law, as the same exists or may in the future be amended. The Registrant’s amended and restated bylaws provide that it will indemnify, and provide expense advancement to, its directors and officers to the fullest extent permitted by such law, subject to certain exceptions contained in the Registrant’s amended and restated bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify, and provide expense advancement and reimbursement to, each of its directors and such officers to the fullest extent permitted by law and its amended and restated certificate of incorporation and its amended and restated bylaws, subject to certain exceptions contained in those agreements. Any claims for indemnification by the Registrant’s directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to the Registrant. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

3.1	Amended and Restated Certificate of Incorporation of LiveWire Group, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on September 30, 2022).

3.2	Amended and Restated Bylaws of LiveWire Group, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the SEC on September 30, 2022).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1	LiveWire Group, Inc. 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed with the SEC on September 30, 2022).

99.1(a)*	Form of LiveWire Group, Inc. Restricted Stock Unit Agreement under the LiveWire Group, Inc. 2022 Incentive Award Plan.

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin on November 28, 2022.

LIVEWIRE GROUP, INC.

By:	/s/ Jochen Zeitz
Name:	Jochen Zeitz
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jochen Zeitz and Tralisa Maraj his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of November, 2022.

Signature	Title	Date

/s/ Jochen Zeitz Jochen Zeitz	Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2022

/s/ Tralisa Maraj Tralisa Maraj	Chief Financial Officer (Principal Financial Officer)	November 28, 2022

/s/ Jon Carter Jon Carter	Chief Accounting Officer (Principal Accounting Officer)	November 28, 2022

/s/ William Cornog William Cornog	Director	November 28, 2022

/s/ Gina Goetter Gina Goetter	Director	November 28, 2022

/s/ John Garcia John Garcia	Director	November 28, 2022

/s/ Kjell Gruner Kjell Gruner	Director	November 28, 2022

/s/ Glen Koval Glen Koval	Director	November 28, 2022

/s/ Edel O’Sullivan Edel O’Sullivan	Director	November 28, 2022